EXHIBIT 99.2
IDEX CORPORATION ACQUIRES
INTEGRATED ENVIRONMENTAL TECHNOLOGY GROUP (“IETG”)
NORTHBROOK, IL October 16, 2008 — IDEX Corporation (NYSE: IEX) today announced the acquisition of IETG, a leading provider of flow monitoring and underground utility surveillance services for the water and wastewater markets. IETG products and services enable water companies to effectively manage their water distribution and sewerage networks, while its surveillance service specializes in underground asset detection and mapping for utilities and other private companies.
Headquartered in Leeds, United Kingdom, IETG has annual revenues of approximately 15 million GBP ($26 million USD). IETG will operate as part of the company’s ADS Environmental Services business within IDEX’s Fluid and Metering Technologies segment. With a cash consideration of approximately 20 million GBP ($35 million USD), IETG is expected to be accretive to IDEX’s earnings in 2009.
Commenting on the acquisition, IDEX segment President Kevin Hostetler stated, “We are extremely pleased with IETG’s decision to become part of IDEX. IETG is the leader in flow monitoring products and services supporting the growing water and wastewater markets in the UK market. The expansion of our ADS Environmental Services business enables the continued enhancement of our market-based water platform within the Fluid and Metering Technologies segment. With the additions of iPEK and IETG, we now have a significant revenue base serving the water and wastewater treatment end markets.”
IETG’s Managing Director, Stuart Learmonth stated, “We are excited to become part of IDEX and its Fluid and Metering Technologies segment. IDEX is a recognized leader in applied engineered solutions, with significant brand recognition in the water and wastewater markets. We will now have a global footprint, as well as the support for a broader technology platform, which will enable us to expand into new markets as well as enhance the support we offer existing customers in the efforts to comply with the ever increasing regulations which drive their business.”
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.